Exhibit 99.1

Investor Relations Contact:
Raphael Gross of ICR
203.682.8200

Kona Grill, Inc. Announces Preliminary Results of Annual Meeting of Stockholders
Incumbent Nominees Reelected to the Board of Directors

SCOTTSDALE—(Globe Newswire)—April 28, 2010—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced that preliminary voting results tabulated by Corporate Election Services indicate that the Company’s stockholders have reelected Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh to the Company’s board of directors at the Annual Meeting of Stockholders. All three individuals are incumbent director-nominees recommended to stockholders by the Company’s board.

Mill Road Capital, L.P., which ran an opposition slate of its three director-nominees, has filed with Corporate Election Services an intent to challenge the annual meeting election results. An official review by Corporate Election Services will take place as soon as practical, following which final results will be confirmed and announced.

About Kona Grill
Kona Grill features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 15 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa, West Palm Beach); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com